Exhibit 10.1
AMENDED EMPLOYMENT AGREEMENT
BETWEEN
CHRISTOPHER & BANKS CORPORATION
AND
JOEL N. WALLER
THIS AMENDED EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of January 15, 2018 (the “Effective Date”), by and between Christopher & Banks Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”), and Joel N. Waller (“Executive”) and amends and restates in its entirety the employment agreement entered into effective January 17, 2017 between the Corporation and Executive.
RECITALS

WHEREAS, effective as of January 17, 2017, the Corporation and Executive entered into an employment agreement with respect to the employment of Executive as the Corporation’s interim Chief Executive Officer and President; and

WHEREAS, the Corporation and Executive desire to amend the original agreement in its entirety with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by both parties, the Corporation and Executive agree as follows:

ARTICLE 1
EMPLOYMENT

1.1    Commencing as of January 17, 2017, the Corporation has employed Executive, and Executive has agreed to be employed by the Corporation, as its interim President and Chief Executive Officer (collectively, “CEO”). The parties hereto initially agreed that Executive’s term in such roles would end on the earlier of January 17, 2018 or the date on which a permanent CEO commences employment. For good and valuable consideration, as described below, the parties have agreed that Executive will continue to perform those roles until the earlier to occur of: (i) the date his successor so commences employment, and (ii) January 17, 2019; at which point his employment as interim CEO shall terminate.
1.2    Executive agrees to perform such duties as are customarily incident to the position of CEO and such other duties which may be assigned to Executive from time to time by the Board of Directors of the Corporation (the “Board”).

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1.3    In connection with Executive’s employment as interim CEO, the Board elected Executive to serve as a director on the Board, and the stockholders have elected Executive to the Board to serve until the Corporation’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”). Assuming he is interim CEO at the time, the Board has agreed to nominate Executive for election as a director at the 2018 Annual Meeting; provided, that, Executive hereby agrees to resign, and acknowledges that, by signing this Agreement, he has irrevocably so agreed to resign, from all officer and director positions he holds with the Company, effective as of the date that he is no longer serving as interim CEO.
1.4    Furthermore, the parties hereto agree that, during the term of this Agreement, but only from and after the date that he is no longer serving as CEO of the Corporation due to the hiring a permanent CEO, Executive may perform consulting services on behalf of the Corporation.

ARTICLE 2
TERM

2.1    Unless earlier terminated as provided in Article 11, this Agreement shall terminate (i) January 17, 2019 if a new CEO has not been hired as of such date or (ii) if a new CEO has been hired prior to January 17, 2019, the later of (x) October 17, 2018 or (y) the date on which the new CEO in consultation with the Board determines that Executive’s services as a consultant pursuant to Section 4.2 are no longer needed. Executive understands and agrees that he is employed at-will by the Corporation.

ARTICLE 3
COMPENSATION AND BENEFITS

3.1    Beginning with the Effective Date, the Corporation agrees to pay Executive while employed as CEO an annualized salary of $600,000, less required and authorized deductions and withholdings.
3.2    In consideration for Executive’s willingness and agreement to continue in the role of CEO of the Corporation beyond January 15, 2018 the Corporation is granting Executive:
(a)    a non-qualified stock option to acquire 375,000 shares of its Common Stock, with an exercise price equal to the closing price on the New York Stock Exchange as of the grant date of the option and to be documented by that certain Stock Option Agreement, between the Corporation and Executive attached hereto as Exhibit A (the “Option Agreement”), and
(b)    a performance-based bonus award to be documented by that certain Performance Bonus Award Agreement attached hereto as Exhibit B (the “Performance Award”).

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3.3    Subject to the terms and conditions of such plans and programs, Executive shall be entitled to participate in the employee benefit plans and programs generally applicable to senior executives of the Corporation, other than any annual or other short-term incentive compensation plan or program.
3.4    Executive maintains a residence in Rancho Mirage, CA, in addition to his Minneapolis, MN residence, and may periodically commute between the Company’s Plymouth, Minnesota headquarters and Rancho Mirage, CA. The Corporation hereby agrees that, for a period commencing on the Effective Date and ending no later than the last day of his employment with the Company as interim CEO (the “Reimbursable Period”), upon proper submission to the Corporation of customary documentation evidencing such expenditures by Executive, the Corporation will reimburse Executive for the cost of round-trip airfare and related travel expenses for Executive to travel between Rancho Mirage, California and Minneapolis, Minnesota, up to an aggregate reimbursement amount not to exceed $10,000 for the entire Reimbursable Period.
ARTICLE 4
DUTIES

4.1    Subject to the terms of Section 4.2, Executive agrees to devote Executive’s full time and effort, to the best of Executive’s ability, to carry out the duties of interim CEO for the profit, benefit and advantage of the Corporation and Executive shall report directly to the Board in his capacity as CEO.
4.2    Each of the Company and Executive understands and agrees that if a successor President and Chief Executive Officer is hired before January 17, 2019, then, on and after the date on which his successor as President and Chief Executive Officer of the Corporation begins his or her service with the Corporation in those positions (the “New CEO Start Date”), Executive shall be deemed to have been terminated without Cause from those positions (and all other employment positions that he may then hold with the Company). Effective as of the New CEO Start Date, the Company and Executive hereby acknowledge and agree that Executive’s relationship with the Company shall automatically convert from that of an employee and officer of the Company to that of a consultant to the Company, as more fully described below. Each of the preceding sentences is subject to the qualification that the Corporation shall not have delivered to Executive a termination notice for Cause hereunder prior to the New CEO Start Date. Executive’s compensation as a consultant shall be $25,000 per month (without any withholdings or other deductions applicable to employees), prorated for any partial month provided however that for any period prior to July 17, 2018 during which consultant is serving as a consultant rather than an employee, he shall be paid consulting fees at the rate of $600,000 annually (without any withholding or other deductions applicable to employees). All of the payments pursuant to this Section 4.2 shall be paid at the time of the Company’s normal payroll periods for corporate office employees.
4.3    If and when Executive’s relationship to the Company is automatically converted to a consultant role pursuant to Section 4.2, Executive agrees that he will make himself

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reasonably available to perform the following, together with such other roles and responsibilities as are agreed to by the Executive on the one hand and by the Corporation’s then President and Chief Executive Officer and the Board on the other hand:
a.assistance as requested with the transition of the individual elected to serve as Executive’s successor in the role of President and Chief Executive Officer including, but not limited to, a review and assessment of the Company’s current and past merchandising, marketing and sourcing strategies; customer demographics; investor and vendor relationships; current operating systems; and management capabilities;
b.periodic meetings or telephone conversations with the new President and Chief Executive Officer to review or discuss matters relating to the business of the Company, including, without limitation, the competitive environment, potential marketing promotions or strategies, store shopping experience, merchandise trends and sourcing, and the Company’s store concepts and e-commerce operations;
c.special projects as agreed to by Executive and by the Corporation’s new President and Chief Executive Officer; and
d.as provided in Section 5.1 below.
4.4    Executive agrees to serve as a consultant pursuant to Section 4.2 until the later of (i) October 17, 2018 or (ii) such time as the new CEO in consultation with the Board determines that Executive’s services as a consultant are no longer needed and so informs Executive in writing of this determination.
ARTICLE 5
COOPERATION

5.1    During the term of the Agreement and for one (1) year thereafter, Executive agrees to cooperate fully with the Company, including its attorneys and accountants, in connection with any potential or actual litigation, other real or potential disputes, internal investigations or government investigations, which directly or indirectly involve the Company. Executive agrees to appear as a witness voluntarily upon the Company’s request regardless of whether served with a subpoena and be available to attend depositions, court proceedings, consultations or meetings regarding investigations, litigation or potential litigation as requested by the Company. With respect to the Executive’s cooperation obligations under this provision, for the one (1) year period following the termination of this Agreement, the Company acknowledges that these cooperation obligations, if exercised, will impose on Executive’s time and could likely interfere with other commitments Executive may have in the future. Consequently, the Company shall attempt to schedule such depositions, court proceedings, consultations or meetings in coordination with Executive’s schedule and to allow Executive to participate telephonically as appropriate but Executive recognizes that scheduling of certain court proceedings, including depositions and trials, may be beyond the Company’s control and that for some matters or proceedings Executive’s physical presence may be required.

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5.2    Following the termination of this Agreement, the Corporation agrees to reimburse Executive for his time incurred under this Article 5 at a rate of $290.00 per hour for actual time spent preparing for and attending such depositions, consultations or meetings as contemplated by Section 5.1. The Corporation also agrees to reimburse Executive for the out-of-pocket expenditures actually and reasonably incurred by Executive in connection with the performance of services contemplated by this Article 5, including hotel accommodations, coach airfare, transportation and meals consistent with the Corporation’s generally applicable expense reimbursement policies at such time.
5.3    It is expressly understood by the parties that (i) any services Executive may provide to Company after the termination of his employment shall not be as an employee and Executive’s provision of such services shall not create or constitute an employment relationship between Executive and the Company, (ii) any payments to Executive pursuant to Section 4.2 or the hourly rate in Section 5.2 are not wages and instead shall be reflected on a federal 1099 tax form, and (iii) the payment or reimbursement of expenses by the Corporation to Executive under this Article 5 or in connection with providing consulting services under Sections 4.2 and 4.3 shall be in exchange for Executive’s time and/or reimbursement for expenses actually incurred and are not intended or understood to be dependent upon the character or content of any information Executive discloses in good faith in any such proceedings, meetings or consultations.
ARTICLE 6
DEFINITIONS

6.1    “Cause” shall mean (i) any fraud, misappropriation or embezzlement by Executive in connection with or affecting the business of the Company or its affiliates, (ii) any conviction of (including any plea of guilty or no contest to) a felony or a gross misdemeanor by Executive, (iii) any gross neglect or persistent neglect by Executive to perform the duties assigned to Executive or any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company, (iv) any material breach of Sections  4.1, 4.3, 5.1, or Articles 7 or 8 of this Agreement, or (v) any material violation of the Company’s written policies, procedures or Code of Conduct; provided further that, in connection with clauses (iii) – (v), Executive shall first have received a written notice from the Chair of the Board or from the Board, as a whole, that summarizes and reasonably describes the manner in which Executive has grossly or persistently neglected his duties, engaged in an act reasonably expected to cause substantial injury, materially breached Sections 4.1, 4.3, 5.1, or Articles 7 or 8 of the Agreement, or materially violated a Company policy, procedure or the Code of Conduct (the “Event”). To the extent the Event is capable of being cured, Executive shall have fourteen (14) calendar days from the date notice of the Event is delivered to Executive (via electronic mail, regular mail, in person or otherwise) to cure the same. The Corporation is not required to give written notice of, nor shall Executive have a period to cure the same or any similar failure, which was the subject of an earlier written notice to Executive under this Section 6.1.
6.2    “Company” shall mean the Corporation and/or its majority owned and wholly owned subsidiaries.

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6.3    “Confidential Information” means any information (whether in tangible or intangible form) that is not generally known outside the Company, including but not limited to trade secrets, and that is proprietary to the Company, relating to any phase of the Company’s existing or reasonably foreseeable business, including information conceived, discovered or developed by Executive. Confidential Information includes, but is not limited to, business plans; strategic plans and initiatives; financial information, statements and projections; new store plans or locations; payroll and personnel records and information; marketing information, materials and plans; product designs; supplier information; customer information; customer lists; project lists; information relating to pricing and costs; or other information that is designated by the Company as “Confidential” or other similar designation or is treated by the Company as Confidential.
6.4    “Disability” shall mean any physical or mental condition which would qualify Executive for a disability benefit under any long-term disability plan then maintained by the Corporation or the employing subsidiary.
6.5    “Good Reason” means a resignation of employment by Executive within twenty (20) calendar days following the occurrence of any one or more of the following events without the Executive’s written consent: (i) any material diminution in Executive’s position, responsibilities or title other than the result of the hiring of a new President and Chief Executive Officer; (ii) any diminution in Executive’s base compensation, other than when made on the same or substantially similar basis for all senior executives of the Company by the Board, or any Committee of the Board, after considering Executive’s input, or (iii) the Company’s material breach of Articles 1 or 3 of this Agreement, which breach has not been cured as provided below in this Section 6.5.
Executive shall have Good Reason to terminate his employment if (i) within fifteen (15) calendar days following Executive’s determination that a Good Reason exists, he notifies the Company (Attention: General Counsel) in writing that he has determined a Good Reason exists and specifies in reasonable detail the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within twenty (20) calendar days. If either condition is not met, Executive shall not have a Good Reason to terminate his employment.
6.6    (a) A “Prohibited Company” means any of the following, companies, to the extent that they are engaged in selling women’s specialty apparel: Ascena Retail Group, Inc.; Chico’s FAS, Inc.; Coldwater Creek, Inc.; J. Jill Group Inc.; Kohl’s Corporation; New York & Co., Inc.; and The Talbots, Inc. (b) “Prohibited Company” shall also include: (i) all divisions, subsidiaries, affiliates and successors in interest of the stores or legal entities identified in Section 6.6(a); and (ii) any person, business, or entity where a substantial portion of Executive’s duties involve providing advice, consultation, products or services to any of the entities or their affiliates identified in this Section 6.6(a) or (b) (i).

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ARTICLE 7
NONCOMPETITION, NONSOLICITATION, NONDISPARAGEMENT
AND PERMITTED ACTIVITIES

7.1    During the term of this Agreement and for a period of one year thereafter: (i) Executive shall not plan, organize or engage in any business competitive with the Company or any product or service marketed or planned for marketing by the Company or assist or work with any other person or entity to do so; (ii) Executive shall not, without the prior written permission of the Corporation’s Board of Directors, (x) directly or indirectly engage in activities with a Prohibited Company or (y) own (whether as a shareholder, partner or otherwise, other than as a 3% or less shareholder of a publicly held company) any interest in a Prohibited Company, or (z) act as an officer, director, advisor, consultant, agent or employee or otherwise participate in the management of any Prohibited Company.
7.2    During the term of this Agreement and for a period of one year thereafter. Executive shall not solicit, entice, encourage, or induce (or attempt to do so, directly or indirectly), any employee of the Company to leave or terminate his or her employment with the Company or to establish a relationship with a Prohibited Company. This Section 7.2 shall apply to the then-current employees of the Company and any individual who was employed by the Company at any time in the forty-five (45) day period immediately prior to the termination of this Agreement.
7.3    During the term of this Agreement and for a period of one year thereafter, Executive shall not solicit, engage, or induce (or attempt to do so, directly or indirectly) any vendor, supplier, sales agent or buying agent of the Company to commence work on behalf of, or to establish a relationship with, a Prohibited Company or to sever or materially alter his/her/its relationship with the Company. The post-termination obligations of this Section 7.4 shall apply to the vendors, suppliers, sales agents and buying agents of the Company as of the date of Executive’s termination and at any time in the six-month period immediately prior to Executive’s termination date.
7.4    During and after Executive’s employment with the Corporation, Executive promises and agrees not to disparage the Company or the Company’s officers, directors, employees, products or services.
7.5    On and after the date that Executive’s relationship with the Company converts to that of a consultant, Executive may, consistent with his other obligations under the Agreement, perform services on behalf of (a) any junior clothing retailer, i.e., a clothing company that targets primarily teenagers and young adults, or (b) any women’s specialty apparel company not listed as a Prohibited Company.
ARTICLE 8
CONFIDENTIAL AND PROPRIETARY INFORMATION, IDEAS, AND PROPERTY
8.1    Executive promises and agrees to take reasonable measures to maintain and preserve the confidentiality of the Confidential Information.

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8.2    Executive promises and agrees not to use or disclose Confidential Information except in the course of performing Executive’s duties as an employee or consultant solely for the benefit of, and on behalf of, the Company.
8.3    Executive promises and agrees not to use, discuss, disclose, divulge, or make available in any way, whether directly or indirectly, Confidential Information to any person or entity not authorized by the Company to receive or use it.
8.4    Employee acknowledges and agrees that all documents, electronic data or files, or other tangible or intangible property (including intellectual property) relating in any way to the business of the Company, including those which are conceived by Executive or come into Executive’s possession during the term of this Agreement, are and shall remain the exclusive property of the Company, and Executive agrees to return all such documents, electronic data and files, and tangible property to the Company upon termination of Executive’s employment or at such earlier time as the Company may request of Executive, and Executive further promises and agrees not retain any copies, summaries, or abstracts of such tangible or intangible property.
8.5    The obligations of this Article 8 shall continue after the termination of Executive’s employment with the Corporation for any reason, and shall be binding on Executive’s assigns, executors, administrators, or other legal representatives.
ARTICLE 9
JUDICIAL CONSTRUCTION

9.1    Executive believes and acknowledges that the provisions contained in this Agreement, including without limitation the provisions contained in Section 5.1 and Articles 7, and 8 of this Agreement, are fair and reasonable and necessary to protect the Company’s legitimate interests. Nonetheless, it is agreed that, if a court finds any of these provisions to be invalid in whole or in part, such finding shall not invalidate any such provision, nor the Agreement, in its entirety, but rather the provision in question shall be construed, blue-lined, reformed, rewritten, and/or equitably modified by the court as if the most restrictive covenants permissible under applicable law were contained herein.
ARTICLE 10
RIGHT TO INJUNCTIVE RELIEF

10.1    Executive acknowledges that a breach or threatened breach by Executive of any of the terms of Section 5.1 or Articles 7 or 8 of this Agreement will render irreparable harm to the Corporation or its related entities. Accordingly, the Corporation shall therefore be entitled to any and all equitable relief, including, but not limited to, temporary and permanent injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties, and to recover from Executive all costs of litigation including, but not limited to, attorneys’ fees and court costs incurred in enforcing the provisions of Section 5.1 and Articles 7 and 8.

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10.2    Executive acknowledges and agrees that, in the event a court determines that a bond is necessary in connection with any grant to the Corporation of injunctive relief, then a fair and reasonable amount for any such bond would be $5,000.
ARTICLE 11
TERMINATION

11.1    If Executive’s employment is involuntarily terminated by the Corporation other than for (i) Cause or (ii) due to the hiring of a new President and Chief Executive Officer, or if Executive resigns for Good Reason, in each case, prior to October 17, 2018, the Corporation shall pay through October 17, 2018 the remaining portion of Executive’s annualized salary, paid according to the Corporation’s normal payroll schedule and subject to applicable withholdings, deductions, and tax reporting requirements, and shall pay through October 17, 2018 the employer portion of any health, dental and other employee benefit program premiums, to the extent Executive is participating in such programs prior to such involuntary termination, or the cash equivalent if the benefit may not be continued after employment with the Company ceases. Such termination pursuant to this Section 11.1 shall not be a breach of this Agreement.
11.2    If Executive’s employment or consulting arrangement is involuntarily terminated by the Corporation for Cause at any time (or Executive voluntarily resigns without Good Reason prior to the date on which the Corporation’s new CEO commences employment), all compensation and benefits provided to Executive under this Agreement shall immediately cease upon such termination, subject to applicable employment laws and regulations; provided that, Executive shall receive any compensation and benefits owed to him as of the date of termination of his employment, pursuant to Article 3 hereof.
11.3    If Executive dies or his employment or consulting arrangement is terminated due to Disability, all compensation and benefits provided to Executive under this Agreement shall immediately cease upon such termination, subject to applicable employment laws and regulations; provided that, Executive or his estate shall receive any compensation and benefits owed to him (including under any applicable long-term disability plan then maintained by the Company) as of the date of termination of his employment, pursuant to Article 3 hereof. Such termination pursuant to this Section 11.3 shall not be a breach of this Agreement.
11.4    Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Board (without Executive participating in those deliberations) or a Committee of the Board, or its delegate, as appropriate, and, subject to the provisions of Section 19.1, its determination shall be final (the “Termination Determination”).
ARTICLE 12
ASSIGNMENT

12.1    Executive consents to and the Corporation shall have the right to assign this Agreement to the Corporation’s successors or assigns. Additionally, Executive consents to and the Corporation shall have the right to assign this Agreement to any subsidiary of the

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Corporation. All covenants or agreements hereunder shall inure to the benefit of and be enforceable by the Corporation’s successors or assigns.
12.2    For purposes of Section 12.1 and the possible assignment of this Agreement, the terms “successors” and “assigns” shall include any corporation which buys all or substantially all of the Corporation’s assets, or a controlling portion of its stock, or with which it merges or consolidates.
12.3    Executive’s rights under this Agreement are personal to Executive and may not be assigned, except with the written consent of the Board.
ARTICLE 13
FAILURE TO DEMAND PERFORMANCE AND WAIVER

13.1    The Corporation’s failure at any time to demand strict performance or compliance by Executive either during or after Executive’s employment with any part of this Agreement shall not be deemed to be a waiver of the Corporation’s rights under this Agreement or by operation of law. The Corporation’s rights under this Agreement can only be waived expressly, in writing by the Board. Any express waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.
ARTICLE 14
ENTIRE AGREEMENT

14.1    The Corporation and Executive agree that no modifications of this Agreement may be made except by means of a written agreement or memorandum signed by both parties and also acknowledge that this Agreement contains the full and complete agreement between and among them, that there are no oral or implied agreements or other modifications relating to the same subject matter.
ARTICLE 15
GOVERNING LAW

15.1    The parties acknowledge that the Corporation’s principal place of business is located in the State of Minnesota. The parties hereby agree that this Agreement shall be construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Minnesota.
15.2    Executive and the Company agree to submit to the exclusive jurisdiction of, and venue in, the courts of the State of Minnesota, County of Hennepin, or of the Federal District Court of Minnesota venued in Hennepin County, with respect to any dispute that may arise between them.

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ARTICLE 16
SURVIVAL

16.1    The parties agree that Articles 5, 7 and 8 of this Agreement, and those provisions necessary for the enforcement of Articles 5, 7 and 8 of this Agreement, shall survive termination of this Agreement and termination of Executive’s employment for any reason.
ARTICLE 17
UNDERSTANDINGS

17.1    Executive hereby acknowledges that (i) this Agreement constitutes good and valuable consideration in exchange for the obligations and agreements undertaken by Executive by this Agreement, including, without limitation, the provisions contained in Articles 7 and 8 of this Agreement and (ii) that Executive has carefully considered the obligations, restrictions, and undertakings contained in this Agreement and, having had the opportunity to confer with counsel of Executive’s own choosing, has determined that they are reasonable.
17.2    By signing below, Executive authorizes the Corporation to notify third parties (including, but not limited to, Executive’s actual or potential future employers) of Articles 7 and 8 of this Agreement, and those provisions necessary for the enforcement of Articles 7 and 8 of this Agreement, and Executive’s responsibilities hereunder.
17.3    Executive represents and warrants to the Corporation that Executive is not under, or currently bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by Executive of Executive’s obligations hereunder.
17.4    If Executive possesses any information that Executive knows or should know is considered by any third party to be the confidential, trade secret, or otherwise proprietary information of such third party, Executive shall not disclose such information to the Company or use such information during the term of this Agreement or in any other way to benefit the Company.
ARTICLE 18
REIMBURSEMENT

18.1    Upon submission by Executive of customary documentation, in form reasonably satisfactory to the Corporation, the Corporation shall reimburse Executive for fees and expenses of Executive’s legal counsel incurred in connection with the negotiation and execution of this Agreement and the Exhibits hereto, up to an aggregate amount not to exceed $2,500.

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ARTICLE 19
MEDIATION

19.1    If the Board or Committee makes a Termination Determination, then the Company shall provide written notice thereof to Employee (the “Company Termination Notice”). If Employee disagrees with the determination referred to in the Company Termination Notice, then Employee may request that the Company participate in mediation in an effort to resolve the disagreement. Employee shall make such request by submitting to the Company (Attention: General Counsel) and to JAMS (c/o its Minneapolis office or, if none, its Chicago office) (the “Mediation Facilitator”), within ten (10) calendar days of the date of the Company Termination Notice, a written request for mediation (the “Mediation Request”). The parties will cooperate with the Mediation Facilitator and with one another in selecting a mediator from the Mediation Facilitator’s panel of neutrals, and in scheduling the mediation proceedings in the Minneapolis, Minnesota area. In the event that the parties are unable to select a mediator within ten (10) calendar days of the date of the Mediation Request, the Mediation Facilitator shall appoint the mediator and the mediation shall be held as soon as practicable thereafter, but no later than twenty-one (21) calendar days after a mediator has been selected or appointed. The Company covenants that it will participate in the mediation in good faith through representation by an appropriate member of its executive management and Employee covenants that he will personally participate in the mediation in good faith. The parties will share equally the costs of the mediation process, including all fees and expenses of the mediator, but shall each be responsible for its or his own expenses of participating in the mediation. In the event the parties are unable to resolve the dispute through mediation, then the Termination Determination shall be final and binding.

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IN WITNESS WHEREOF, the Corporation has hereunto signed its name and Executive hereunder has signed Executive’s name, all as of the day and year written below.

CHRISTOPHER & BANKS CORPORATION

Date:	January 15, 2018	By:	/s/ Kent Kleeberger

Witness:	/s/ Brook Nuernberg	Its:	Board Chair

JOEL N. WALLER

Date:	January 15, 2018	/s/ Joel N. Waller

Witness:	/s/ Brook Nuernberg

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Exhibit A
STOCK OPTION AGREEMENT

(Non-Qualified Stock Option)

Name of Employee:	Joel N. Waller

Date of Grant:	January 15, 2018

Number of Shares:	375,000

Exercise Price Per Share:	$1.26

THIS STOCK OPTION AGREEMENT (this “Agreement”) is made effective after the close of business on the 15th day of January, 2018, between Christopher & Banks Corporation, a Delaware corporation (the “Company”), and Joel N. Waller, interim President & Chief Executive Officer of the Company (“Employee”), to record the granting of an equity award authorized by the Company’s Board of Directors (the “Board”) pursuant to the terms of the Christopher & Banks Corporation 2014 Stock Incentive Plan (the “Plan”).

1.    Grant of Option. Pursuant to the terms of the Plan, the Company hereby grants to Employee, effective as of the date of grant listed above and subject to the terms and conditions of the Plan and this Agreement, a non-qualified option to purchase from the Company an aggregate of 375,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the purchase price of $1.26 per share (the “Option”), such Option to be exercisable as hereinafter provided.

2.    Expiration Date. This Option shall expire on January 15, 2023, the 5-year anniversary of the date of grant (the “Expiration Date”), unless earlier terminated, in whole or in part, as hereinafter set forth.

3.    Vesting of Option. Subject to Section 8 hereof, this Option shall vest and become exercisable upon the earliest to occur of: (i) October 17, 2018 whether or not Employee is serving as an Employee or a consultant to the Company and (ii) termination of Employee’s employment without “Cause” (as defined below) due to a “Change-in-Control” of the Company (as defined below).

This Option may be partially exercised from time-to-time. This Option may not be exercised after the Expiration Date. Notwithstanding the foregoing, this Option shall not be exercisable for a fractional share of Common Stock. Any exercise of this Option shall be made in writing, using such form as is approved by the Company, and duly executed and delivered by Employee (or his legal representative, heir or designee) to the Company, and specifying the number of shares as to which the Option is being exercised.

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4.    Payment of Option Exercise Price. On the date of any exercise of this Option, the purchase price of the shares as to which this Option is being exercised shall be due and payable by Employee (or his legal representative, heir or designee) and shall be made (i) in cash or by cash equivalent acceptable to the Committee; (ii) by delivery of shares of Common Stock held by Employee for more than six (6) months (or such other period as the Committee may deem appropriate, for accounting purposes or otherwise), any such shares so delivered to be deemed to have a value per share equal to the Fair Market Value of the shares on such date; (iii) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price; or (iv) if approved by the Committee, by a combination of the methods described above.

5.    Option Nontransferable. This Option is not transferable otherwise than to (i) Joel N. Waller, or his successor(s), as Trustee of the Joel N. Waller Revocable Trust U/A dated January 26, 2005, including any amendments thereto (the “Waller Trust”), (ii) by will, or (iii) the laws of descent or distribution and, during Employee’s lifetime, is exercisable only by Employee, the trustee of the Waller Trust, or his guardian or legal representative.

6.    Rights as a Stockholder. Employee shall have no rights as a stockholder with respect to any of the shares covered by this Option until the date of issuance to Employee of a stock certificate or other evidence of the issuance for such shares, and no adjustment shall be made for any dividends or other rights if the record date of such dividends or other rights is prior to the date such stock certificate or other evidence of the issuance for such shares is issued.

7.    General Restrictions. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Common Stock may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law. The Company shall not be obligated to issue or deliver any shares of Common Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

8.    Termination of Employment.

(a)    This Option shall terminate immediately upon the termination for Cause of Employee’s employment by the Company or any subsidiary or his consulting arrangement with the Company.

(b)    If Employee’s employment is terminated by Employee or the Company due to Employee’s Disability or death, then a pro rata portion of this Option shall vest, as follows: for each monthly period ending on or after 17th day of each calendar month after January 2018 and prior to October 17, 2018 (the “Monthly Period”), 1/9th of the Option award shall vest. As an example, if termination based on Employee’s Disability or death occurred on May 18, 2018, then 4/9ths of the Option would vest; if such termination occurred on May 16, 2018, 1/3rd (3/9ths) would vest. In addition, in such event, such pro rata portion of this Option shall be exercisable by Employee or his legal representative, heir or devisee, as

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appropriate, after vesting, for the lesser of (i) three years following Employee’s termination date and (ii) until the Expiration Date.

(c)    If Employee’s employment is terminated by Employee for Good Reason or by the Company for any reason other than Cause, Disability or death, this Option may be exercised by Employee or his legal representative, heir or devisee, as appropriate, after vesting, for the lesser of (i) three years following Employee’s termination date and (ii) until the Expiration Date.

(d)    Notwithstanding anything to the contrary in clauses (b) or (c) of this Section 8, subject to Section 15, the Company may terminate and cancel this Option during the post-termination exercise period referred to in the preceding sentence if the Company’s Board of Directors or the Committee has determined that Employee has, before or after the termination of employment, materially breached the terms of any agreement between Employee and the Company, including any employment, confidentiality, or nonsolicit agreement, violated in a material way any Company policy or engaged in any other act that can be reasonably expected to cause substantial economic or reputational injury to the Company, such determination defined as the “Exercise Termination Determination.”

(e)    This Option (or any portion thereof) which is not exercisable on the date of termination of Employee’s employment shall not be exercisable thereafter.

(f)    Nothing contained in this Section 8 shall be interpreted or have the effect of extending the period during which this Option may be exercised beyond the Expiration Date provided in this Agreement or established by law or regulation. Death of Employee subsequent to his employment termination shall not extend such period.

9.    Definitions.

(a)“Cause” shall mean as defined in the Employment Agreement effective as of January 15, 2018 between the Employee and the Company.

(b)    “Change-in-Control” shall be as defined in Section 6(g)(viii) of the Plan.

(c)    “Disability” shall mean any physical or mental condition which would qualify Employee for a disability benefit under any long-term disability plan then maintained by the Company or the employing subsidiary.

(d)    “Good Reason” means a resignation of employment by Employee within twenty (20) calendar days following the occurrence of any one or more of the following events without the Employee’s written consent, other than the result of the hiring of a new President and Chief Executive Officer: (i) any material diminution in Employee’s position, responsibilities or title; (ii) any diminution in Employee’s base compensation, other than when made on the same or substantially similar basis for all senior executives of the Company, as determined by the Board or any duly authorized Committee of the

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Board, after considering Employee’s input, or (iii) the Company’s material breach of Articles 1 or 3 of that certain Employment Agreement, by and between Employee and the Company and made effective as of the date hereof, which breach has not been cured as provided below in this Section 9(d).
Employee shall have Good Reason to terminate his employment if (i) within fifteen (15) calendar days following Executive’s determination that a Good Reason exists, he notifies the Company (Attention: General Counsel) in writing that he has determined a Good Reason exists and specifies in reasonable detail the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within twenty (20) calendar days. If either condition is not met, Employee shall not have a Good Reason to terminate his employment.
10.    Adjustment of Shares.

(a)    In the event there is any recapitalization in the form of a stock dividend, distribution, split, subdivision or combination of shares of Common Stock of the Company, resulting in an increase or decrease in the number of shares of Common Stock outstanding, the number of shares of Common Stock covered by this Option and the exercise price per share under this Option shall be increased or decreased proportionately, as the case may be, without change in the aggregate exercise price.

(b)    If, pursuant to any reorganization, sale or exchange of assets, consolidation or merger, outstanding Common Stock of the Company is or would be exchanged for other securities of the Company or of another corporation which is a party to such transaction, or for property, this Option shall apply to the securities or property into which the Common Stock covered hereby would have been changed or for which such Common Stock would have been exchanged had such Common Stock been outstanding at the time.

11.    Income Tax Matters. In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld or collected from Employee. In accordance with such rules as may be adopted by the Committee, Employee may elect to satisfy Employee’s tax withholding obligations arising from the exercise of the Option by (i) delivering cash, a check (bank check, certified check or personal check) or a money order payable to the Company on or before the Option exercise date, (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered upon exercise of the Option having a Fair Market Value equal to the amount of such taxes, (iii) delivering to the Company on or before the Option exercise date, shares of Common Stock held by Employee for more than six (6) months (or such other period as the Committee may deem appropriate for accounting purposes or otherwise) having a Fair Market Value equal to the amount of such taxes, or (iv) if approved by the Committee, a combination of the methods described above. If the number of shares of Common Stock to be delivered to Employee is not a whole number, then the number of shares of Common Stock shall

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be rounded down to the nearest whole number. Employee’s election regarding satisfaction of withholding obligations is to be made on or before the Option exercise date.

12.    Employment Relationship. Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement, or understanding of any kind or nature that the Company or its subsidiaries shall continue to employ Employee, and this Agreement shall not affect in any way the right of the Company or any of its subsidiaries to terminate the employment of Employee. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, any successor corporation or a parent or subsidiary corporation of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and, subject to the provisions of Section 15, its determination shall be final (the “Termination Determination”).

13.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all lawful successors to Employee.

14.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the principles of conflicts of laws.

15.    Mediation. If the Board or the Committee makes an Exercise Termination Determination or a Termination Determination, then the Company shall provide written notice thereof to Employee (the “Termination Notice”). If Employee disagrees with the determination referred to in the Termination Notice, then Employee may request that the Company participate in mediation in an effort to resolve the disagreement. Employee shall make such request by submitting to the Company (Attention: General Counsel) and to JAMS (c/o its Minneapolis office or, if none, its Chicago office) (the “Mediation Facilitator”), within ten (10) calendar days of the date of the Termination Notice, a written request for mediation (the “Mediation Request”). The parties will cooperate with the Mediation Facilitator and with one another in selecting a mediator from the Mediation Facilitator’s panel of neutrals, and in scheduling the mediation proceedings in the Minneapolis, Minnesota area. In the event that the parties are unable to select a mediator within ten (10) calendar days of the date of the Mediation Request, the Mediation Facilitator shall appoint the mediator and the mediation shall be held as soon as practicable thereafter, but no later than twenty-one (21) calendar days after a mediator has been selected or appointed. The Company covenants that it will participate in the mediation in good faith through representation by an appropriate member of its executive management and Employee covenants that he will personally participate in the mediation in good faith. The parties will share equally the costs of the mediation process, including all fees and expenses of the mediator, but shall each be responsible for its or his own expenses of participating in the mediation. In the event the parties are unable to resolve the dispute through mediation, then the Exercise Termination Determination and/or the Termination Determination shall be final and binding.

16.    Plan Controls. Employee hereby agrees to be bound by all of the terms and provisions of the Plan, including any which may conflict with those contained in this Agreement. The Plan is

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hereby incorporated by reference into this Agreement, and this Agreement is subject in all respects to the terms and conditions of the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. Except as otherwise defined herein, capitalized terms contained in this Agreement shall have the same meaning as set forth in the Plan.

17.    Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, in a delegate to the extent of such delegation, pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the option.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by a director thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date first above written.

CHRISTOPHER & BANKS CORPORATION

By:
Kent Kleeberger

Title:	Chair of the Board of Directors

EMPLOYEE

Signed:
Joel N. Waller

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Exhibit B
PERFORMANCE BONUS AWARD AGREEMENT

THIS PERFORMANCE BONUS AWARD AGREEMENT (this “Agreement”) is made effective as of the 15th day of January, 2018 (the “Effective Date”), between Christopher & Banks Corporation, a Delaware corporation (the “Company”), and Joel N. Waller (“Employee”).

WHEREAS, the Company desires to provide Employee a performance based award in connection with the extension of Employee’s term as interim CEO (the “Amended Agreement”) and to reward Employee for improved financial performance which results in an appreciation in the Company’s stock price as described in Exhibit A.

1.    Award. Subject to the terms and conditions of this Agreement, the Company grants to Employee a performance bonus award consisting of two potential bonus payments as described in Exhibit A, a copy of which is attached hereto and incorporated herein by reference, in the event the Closing Price (as defined in Exhibit A) during the Vesting Period (as defined in Exhibit A) reaches or exceeds (i) $2.50 and (ii) $3.50 (the “Award”).

2.    Restrictions. Employee’s acceptance of the Award is conditioned on his acceptance of the following restrictions:

(a)    Forfeiture Restrictions. Unless or until the performance criteria described in Exhibit A to this Agreement are met or the Forfeiture Restrictions lapse as described in Section 2(b) below, the Award shall not vest and may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of. Employee shall, for no consideration, immediately forfeit the Award subject to the Forfeiture Restrictions (as defined below) to the extent the Award does not vest in accordance with this Agreement, including Exhibit A. The prohibition against transfer and the obligation to forfeit the Award upon failure to meet the performance criteria in Exhibit A are herein referred to as the “Forfeiture Restrictions”.

(b)    Lapse of Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Award in accordance with, and to the extent provided in this Agreement and Exhibit A.

Notwithstanding the other provisions of this Agreement, including Exhibit A, the Forfeiture Restrictions shall lapse as to all of the Award, to the extent they have not already lapsed, on the occurrence, prior to the Vesting Date (as defined in Exhibit A), of a Change in Control (as such term is defined in Section 6 (g)(viii) of the Company’s 2014 Stock Incentive Plan). In such event and notwithstanding the provisions of Exhibit A, the gross amount of the Award shall be determined by multiplying 100,000 or 200,000 as the case may be by the Closing Price of one share of the Company’s Common Stock, as reported on the New York Stock Exchange on the Trading Day (as defined in Exhibit A) immediately preceding the Change-in-Control. For example (i) if prior to the Change-in-Control, none of the Award has been achieved and the Closing Price on the Trading Day preceding the Change-in-Control is $2.10 then the gross amount of the Award shall be $420,000 (200,000 x $2.10) or (ii) if prior to the Trading Day preceding the Change-in-Control,

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the Closing Price of the Company’s Common Stock has reached or exceeded $2.50, and the award of $250,000 pursuant to Exhibit A has previously been paid, but the Company’s Common Stock has not reached $3.50 and the Closing Price on the day preceding the Change-in-Control is $3.00 then the gross amount of the Award shall be $300,000 (100,000 x $3.00).

In the event Employee’s employment or consulting arrangement is terminated for Cause (as defined in Section 8 below) prior to the lapsing of the Forfeiture Restrictions, the Award shall be immediately forfeited in full.

Upon the lapse of the Forfeiture Restrictions without forfeiture, and following deduction of the applicable withholding taxes and other deductions pursuant to Section 3 hereof, the Company shall pay the net proceeds of the Award to Employee.

(c)    Assignment of the Award. Employee may assign the Award to Joel N. Waller, or his successor(s), as Trustee of the Joel N. Waller Revocable Trust U/A dated January 26, 2005, including amendments thereto (the “Waller Trust”); provided that, no later than the effective date of such transfer, the Trustee of the Waller Trust delivers a certificate, signed by the Trustee, to the Company (Attention: General Counsel) acknowledging and agreeing that the Waller Trust is subject to all of the terms and conditions of this Agreement, including Exhibit A, to the same extent as if it were the Employee.

3.    Income Tax Matters. In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state and local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld from the Award or collected from Employee. Employee has not relied on any advice or guidance from the Company as to the tax consequences of this Award.

4.    Employment Relationship. Nothing in this Agreement shall be construed as constituting a commitment, guaranty, agreement, or understanding of any kind or nature that the Company or its subsidiaries shall continue to employ Employee, and this Agreement shall not affect in any way the right of the Company or any of its subsidiaries to terminate the employment of the Employee. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, any successor corporation or a parent or subsidiary corporation of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and, subject to the provisions of Section 7, its determination shall be final (the “Termination Determination”).

5.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all lawful successors to Employee.

6.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to the principles of conflicts of laws.

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7.    Mediation. If the Board or the Committee makes a Termination Determination, then the Company shall provide written notice thereof to Employee (the “Termination Notice”). If Employee disagrees with the determination referred to in the Termination Notice, then Employee may request that the Company participate in mediation in an effort to resolve the disagreement. Employee shall make such request by submitting to the Company (Attention: General Counsel) and to JAMS (c/o its Minneapolis office or, if none, its Chicago office) (the “Mediation Facilitator”), within ten (10) calendar days of the date of the Termination Notice, a written request for mediation (the “Mediation Request”). The parties will cooperate with the Mediation Facilitator and with one another in selecting a mediator from the Mediation Facilitator’s panel of neutrals, and in scheduling the mediation proceedings in the Minneapolis, Minnesota area. In the event that the parties are unable to select a mediator within ten (10) calendar days of the date of the Mediation Request, the Mediation Facilitator shall appoint the mediator and the mediation shall be held as soon as practicable thereafter, but no later than twenty-one (21) calendar days after a mediator has been selected or appointed. The Company covenants that it will participate in the mediation in good faith through representation by an appropriate member of its executive management and Employee covenants that he will personally participate in the mediation in good faith. The parties will share equally the costs of the mediation process, including all fees and expenses of the mediator, but shall each be responsible for its or his own expenses of participating in the mediation. In the event the parties are unable to resolve the dispute through mediation, then the Termination Determination shall be final and binding.

8.    Definitions.

(a)    “Cause” shall mean as defined in the Employment Agreement effective as of January 15, 2018 between the Employee and the Company.

9.    Application of Code Section 409A. Notwithstanding anything herein to the contrary, it is intended that any payment that is provided pursuant to this Agreement that is considered to be deferred compensation subject to Internal Revenue Code Section 409A shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by a director thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date first above written.

CHRISTOPHER & BANKS CORPORATION

By:
Kent Kleeberger

Date:

Title:	Chair of the Board of Directors

EMPLOYEE

Signed:
Joel N. Waller

Date:

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EXHIBIT A

Performance Vesting

This Exhibit A to the Performance Bonus Award, effective January 15, 2018 (the “Agreement”), contains the performance criteria for the Forfeiture Restrictions to lapse with respect to the Award. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Agreement.

Lapse of Forfeiture Restrictions

Except as otherwise provided in the Agreement, the Forfeiture Restrictions will lapse with respect to the Award as follows:
1.If, on or prior to the Vesting Date (as defined below), the closing stock price of one share of the Company’s Common Stock, as reported on the New York Stock Exchange (“NYSE”) on any Trading Day, is equal to or greater than $2.50 then Employee shall be entitled to a bonus award of $250,000 subject to withholding pursuant to Section 3 of the Agreement; and

2.If, on or prior to the Vesting Date, the closing stock price of one share of the Company’s Common Stock on any Trading Day, as reported on the NYSE, is equal to or greater than $3.50 then Employee shall be entitled to a bonus award of $350,000 subject to withholding pursuant to Section 3 of the Agreement.

As used herein, “Trading Day” means a day on which the NYSE is generally open for trading and trading in the Common Stock of the Company has not been suspended for any reason.

The “Vesting Date” means the earlier of the twelve-month anniversary of (i) Employee’s last day of service as interim CEO of the Company due to his death or disability; (ii) Employee’s last day of service as interim CEO due to the commencement of employment of a new CEO of the Company, and Employee elects not to provide consulting services to the Company under the Amended Agreement; and (iii) if the Employee is providing consulting services to the Company under the Amended Agreement as of the date a new CEO commences employment, the last day of consulting services provided by Employee to the Company, such determination to be made by the new CEO, in consultation with the Board of Directors.

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